Shareholder meeting results (unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes for 	Votes withheld
Ravi Akhoury		 	25,980,013 	826,649
Jameson A. Baxter 		25,968,668 	837,994
Charles B. Curtis 		25,971,683 	834,979
Robert J. Darretta 		25,981,394 	825,268
Myra R. Drucker 		25,968,668	837,994
John A. Hill 			25,971,924 	834,738
Paul L. Joskow 			25,973,192 	833,470
Elizabeth T. Kennan 		25,949,591 	857,071
Kenneth R. Leibler 		25,917,533 	889,129
Robert E. Patterson 		25,976,825 	829,837
George Putnam, III 		25,986,010 	820,652
Robert L. Reynolds 		25,980,736 	825,926
W. Thomas Stephens 		25,962,807 	843,855
Richard B. Worley 		25,972,077 	834,585

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for	Votes against 	  Abstentions 	        Broker non-
                                                        votes
15,817,319 	418,699 	  852,253 	        9,718,391

All tabulations are rounded to the nearest whole number.